Exhibit 3.35
ARTICLES OF INCORPORATION
OF
RADIO INDIANAPOLIS, INC.
The undersigned Incorporator, desiring to form a corporation (hereinafter referred to-as the “Corporation”) pursuant to the provisions of The Indiana General Corporation Act, as amended executes the following Articles of Incorporation.
ARTICLE 1 Identification
Section 1.01. Name. The name of the Corporation is Radio Indianapolis, Inc.
ARTICLE 2
Purposes
Section 2.01. Purposes. The purpose, for which the Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under The Indiana General Corporation Act, as amended (such Act, as amended from time to time is hereinafter referred to as the “Act”).
Section 2.02. Powers. The Corporation, subject to any limitations or restrictions imposed by the Act, other law or the Articles of Incorporation, shall have the following general rights, privileges and powers:
Clause (a). Broadcasting. To operate a radio station by the use of apparatus for the transmission of energy, signals, communications, and entertainment by radio or over electrically charged wires; to buy, sell and disseminate the services of artists, amusement, entertainment and educational compositions; to buy, sell and disseminate news and information of general interest to the public; to manufacture, purchase, lease and sell radio equipment, television and electronics equipment.
Clause (b). Personal Property. To acquire (by purchase, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, pledge, give as security, sell, convey, exchange or otherwise deal in and dispose of, either alone or in conjunction with others, personal property, tangible or intangible, and commodities of every kind, character, and description whatsoever and any interests therein.
Clause (c). Real Estate. To acquire (by purchase, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, sell, convey, exchange or otherwise deal in and dispose of, either alone or in conjunction with others, real estate of every kind, character and description whatsoever and any interests therein, and any improvements thereon or appurtenances thereto.
Clause (d). Permits and Concessions. To acquire (by grant, purchase, lease or otherwise) permits, concessions, grants, franchises, licenses, registrations, rights and privileges of every kind and nature; to hold, own, use, develop, operate under, lease, mortgage, pledge, sell, convey, exchange or otherwise deal with and dispose of the same to the extent permitted by law.
Clause (e). Patents and Similar Rights. To acquire (by application, purchase, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, pledge, sell, convey, exchange, and grant licenses or sub-licenses in respect of, or otherwise deal with and dispose of, letters patent of the United States of America or any foreign country, patent rights, licenses, privileges, inventions, discoveries, improvements, processes, formulae, copyrights, trademarks, and trade names.
Clause (f). Acquisition of Assets, Properties, Business, and Good Will. To acquire (by purchase, exchange, lease, hire or otherwise), all or any part of the assets, properties, business, or good will of any corporation, association, partnership or individual; to pay for the same in cash,, shares, or obligations of the Corporation or otherwise; to assume in connection therewith any liabilities of any such transferor; and to hold, own, use, develop, operate, and in any manner dispose of, the whole, or any part, of the assets, properties, business or good will so acquired.
Clause (g). Securities. To purchase, take, receive, subscribe for, or otherwise acquire, guarantee, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise deal in and dispose of shares or other interests in, or obligations of, other corporations, associations, partnerships, individuals, or other entities, including direct or indirect obligations or other securities of the United States of America or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof.
Clause (h). Profit Sharing Arrangements. To enter into any lawful arrangement for sharing profits, union of interest, reciprocal association, or cooperative association or partnership with any one or more corporations, associations, partnerships, individuals or other. legal entities.
Clause (1). Agency. To act as agent of or representative for any one or more corporations, associations, partnerships, individuals, or other legal entities.
Clause (j). To Raise Funds. To borrow or raise monies from time to time, without limit as to amount; to issue, execute, accept, endorse, and deliver, as evidence of such borrowing, all kinds of securities, including, but without limiting the generality thereof, promissory notes, drafts, bills of exchange, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness; and to secure the payment and performance of the obligations thereunder, by mortgage on, pledge of, or other security interest in the whole or any part of the assets, properties, business or good will of the Corporation, whether at the time owned or thereafter acquired.
Clause (k). To Loan Funds. To lend money to corporations, associations, partnerships, individuals, and other legal entities, including employees of the Corporation or its subsidiaries; to take and hold any property as security for the payment of funds so loaned; but to make no advancement on account of services to be performed in the future or any loan of money or property to any officer or director of the Corporation.
Clause (1). Contracts. To enter into, perform, terminate and rescind contracts and other agreements.

Clause (m). Guaranties. To make any guaranty respecting the shares, dividends, securities, indebtedness, interest, contracts, or other obligations created by any one or more corporations, associations, partnerships, individuals, or other legal entities.
Clause (n). Dealing in Its Own Shares. To .purchase, take, receive or otherwise acquire, hold, own, use, pledge, cancel, sell, transfer or otherwise dispose of (but not too vote) shares of the Corporation to the extent permitted by the Act.; to acquire the shares of the Corporation to the extent of unreserved and unrestricted earned and/or capital surplus available therefor, provided that no purchase of or payment for its own shares shall be made at a time when the Corporation is insolvent or when such purchase or payment would make it insolvent.
Clause (o). Donations. To make contributions out of the gross income of-the Corporation to such entities, and for any one or more of such purposes, as the Board of Directors may reasonably believe will constitute such contributions deductions from such gross income in computing the net income of the, Corporation, subject to tax pursuant to the provisions of the Internal Revenue Code as amended from time to time.
Clause (p). Capacity to Act. To have the capacity to act possessed by natural-persons, but shall have authority to perform only such acts as are necessary, convenient or expedient to accomplish the purposes for which it is formed and such as are not repugnant to law.
Clause (q). Officers, Agents and Employees. To elect officers, to appoint agents and to hire employees; to define their duties; to determine their compensation; and to pay pensions and establish pension plans, pension trusts, sharing and retirement plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees.
Clause (r). Indemnification. To indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a Director, member of the Executive Committee, Officer or employee of the Corporation, or of any corporation which he served as such at the request of the Corporation, against reasonable expenses, including attorneys’ fees, actually incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, except in relation to matters as to which it shall be finally adjudged in such action, suit or proceeding that such Director, member of Executive Committee, Officer or employee is liable for negligence or willful misconduct in the performance of his corporate duties; and to reimburse any such Director, member of the Executive Committee, Officer or employee for any amount paid upon any judgment and the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the Directors not involved in the matter in controversy (whether or not a quorum) that it was in the interest of the Corporation that such payment or settlement be made and that such Director, member of the Executive Committee, Officer or employee was not guilty of negligence or willful misconduct in the performance of his corporate duties.
Clause (s). Statutory Powers. To have and exercise all the general rights, privileges and powers set forth in the Act.
Clause (t). Ancillary Powers. To do all acts and things necessary, convenient or expedient to carry out the purposes for which the Corporation is formed.
Section 2.03. Construction of Powers as Purposes. The powers enumerated in Section 2.02 of this Article shall be construed as purposes as well as powers, and the matters expressed in each clause thereof shall be in no wise limited by reference to, or inference from, the terms of any other clause, each of such clauses being regarded as creating independent powers and purposes. Enumeration of specific additional powers in the clauses of Section 2.02 shall not be construed as limiting or restricting in any manner, either the meaning of general terms used in this Article or the scope of the powers of the Corporation created thereby; nor shall the expression of one thing be deemed to exclude another not expressed although it be of like nature.
Section 2.04. Carrying Out of Purposes and Exercise of Powers in Any Jurisdiction. The Corporation may carry out its purposes and exercise its powers in any state, territory, district or possession of the United States of America, or in any foreign country, to the extent that such purposes and powers are not forbidden by the laws of such state, territory, district or possession of the United States of America, or by such foreign country; and, in the case of any state, territory, district or possession of the United States of America, or any foreign country, in which one or more of such purposes or powers are forbidden by law, to limit the purpose or purposes which the Corporation proposes to carry on or the powers it proposes to exercise in such state, territory, district or possession of the United States of. America, or foreign country, to such purpose or purposes or powers as are not forbidden by the law thereof in any application to do business in such state, territory, district or possession of the United States of America, or foreign country.
Section 2.05. Limiting Provision. Nothing in these Articles o Incorporation shall be construed to authorize the conduct by the Corporation of rural loan and savings associations, credit unions, a banking, railroad, insurance, surety, trust, safe deposit, mortgage guarantee, or building and loan business, or to authorize the Corporation to carry on the business of receiving deposits of money, bullion, or foreign coins, or issuing bills, notes or other evidences of debt for circulation as money.
ARTICLE 3
Term of Existence
Section 3.01. Period. The period during which the Corporation shall continue is perpetual.
ARTICLE 4
Principal Office and Resident Agent
Section 4.01. Location. The post office address of the principal office of the Corporation is:

1015 First Federal Building
Indianapolis, Indiana 46204
and the name and post office address of its Resident Agent in charge of such office are:
Mark W. Murphy
1015 First Federal Building
Indianapolis, Indiana 46204
ARTICLE 5
Number of Shares
Section 5.01. Amount. The total number of shares which the Corporation shall have authority to issue is Ten Thousand (10,000) shares with par value of Ten Dollars ($10.00) per share.
ARTICLE 6
Terms of Shares
Section 6.01. Designations of Classes, Number and Par Value-of Shares. The Ten Thousand (10,000) shares of the Corporation shall be. known as shares of “Common Stock”.
Section 6.02. Dividends on Common Stock.
Clause (a). Source and Medium. The holders of the shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of the unreserved and unrestricted earned and/or capital surplus available therefor, dividends payable either in cash, in property or in the shares of the Corporation.
Clause (b). Limitation Upon Dividends. No dividends shall be paid upon the Common Stock of the Corporation
(i) out of surplus due to or arising from unrealized appreciation in value, or from a revaluation of assets; or
(ii) if the Corporation is, or is thereby rendered, insolvent; or
(iii) if the stated capital of the Corporation is thereby impaired.
Section 6.03. Liquidation, etc. In event of any. voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of Common Stock shall be entitled, after due payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.
Section 6.04. Issue and Consideration for Common Stock. Shares of Common Stock may be issued by the Corporation for such an amount of consideration as may be fixed from time to time by the Board of Directors. Unless the Board of Directors by resolution shall provide otherwise, all consideration received by the Corporation from the sale of its Common Stock shall be allocated to the stated capital of the Corporation.

Section 6.05. No Pre-emptive Rights. Shareholders shall have no pre-emptive rights to subscribe to or purchase any shares of Common Stock or other securities of the Corporation.
Section 6.06 . Equitable Interests in Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable. or other claim to, or interest in, such share or right on the part of any other person; whether or not the Corporation shall. have notice thereof.
ARTICLE 7
Voting, Rights of Shares
Section 7.01. Right and Method of Voting. Every holder of shares of Common Stock of the Corporation shall have the right, at every Shareholders’ meeting, to one vote for each share of Common Stock standing in his name on the books of the Corporation, except as otherwise provided in the Act.
ARTICLE 8
Capital
Section 8.01. Amount. The Corporation shall not transact any business or incur any indebtedness, except such business or indebtedness as shall be incidental to its organization or to obtaining subscriptions to or payment for the shares of the Corporation,” until consideration of the value of at least One Thousand (1,000.00) Dollars has been received for the issuance of shares and allocated to the stated capital of the Corporation.
ARTICLE 9
Directors
Section 9.01. Number. The initial Board of Directors of the Corporation shall consist of three (3) Directors. The number of Directors of the Corporation shall be specified, from time to time, by the Code of-By-Laws, to be any number not fewer than the number required from time to time by the Act. If and whenever the Code of By-Laws does not contain a provision specifying the number of Directors, the number shall be three.
Section 9.02. Qualifications. Directors need not be Shareholders of the Corporation.
ARTICLE 10
Initial Board of Directors
Section 10.01. Names and Post Office Addresses. The names and post office addresses of the initial Board of Directors of the Corporation are as follows:
Name Post Office Address
Louis J. Appell, Jr.       1700 Powder Mill Road York, Pennsylvania 17403

Arthur W. Carlson       Upland Road, York, Pennsylvania 17403

William H. Simpson      985 Glen Eagles Drive York, Pennsylvania 17403

ARTICLE 11
Incorporator
Section 11.01. Name and Post Office Address. The name and post office address of the incorporator of the Corporation is as follows:
Louis J. Appell, Jr.      1700 Powder Mill Road York, Pennsylvania 17403
ARTICLE 12
Provisions for Regulation of Business and Conduct of Affairs o Corporation
Section 12.01. Action by Shareholders. Meetings of the Shareholders of the Corporation shall be held at such-place, within or without the State of Indiana, as may be specified in the Code of By-Laws of the Corporation or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting if, prior to such action, a consent in writing setting forth the action so taken is signed by all the Shareholders entitled to vote with respect thereto, and such written consent is filed. with the minutes of the proceedings of the Shareholders.
Section 12.02. Action by Directors. Meetings of the Board of Directors of the Corporation shall be held at. such place, within or without the State of Indiana, as may be specified in the Code of By-Laws of the Corporation or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if, prior to such action, a consent in writing setting forth the action so taken is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of such Board or Committee.
Section 12.03. Code of By-Laws. The Board of Directors of the Corporation shall-have power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the Code of By-Laws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Directors at the time of such action shall be necessary to take any action for the making. alteration, amendment or repeal of the Code of By-Laws.
Section 12.04. Executive Committee. If the Code of By-Laws, for the time being in force, so provides, the Board of Directors may, by resolution adopted by a majority of the actual number of Directors elected and qualified, from time to time, designate two or more of its number to constitute an executive committee, which committee, to the extent provided in the resolution or Code of By-Laws, shall have and exercise all of the authority of the Board of Directors in the management of the Corporation, and shall have power to authorize the execution of, and affixation of the seal of the Corporation to, all papers or documents which may require it.

Section 12.05. Places of Keeping of Books of Account, etc. Subject to the limitations existing by virtue of the laws of Indiana, the books of account, records, documents and, papers of the Corporation may be kept at any place or places within or without the State of Indiana. The books of account, records, documents and papers of the Corporation shall be kept in its principal office or such other place or places as may from time to time be provided in the Code of By-Laws of the Corporation.
Section 12.06. Reliance by Directors on Books of Account, etc. Each Director of the Corporation shall be fully protected in relying in. good faith upon the books of account of the Corporation or statements prepared by. any of its Officers and employees as to the value and amount of the assets, liabilities and net profits of the Corporation, or any of such items; or in relying in good faith upon any other information pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.
Section 12.07. Provisions for Working Capital. The Board of Directors of the Corporation shall have power, from time to time, to fix and determine and to. vary the amount to be reserved as working capital of the Corporation and, before the payment of any dividends, it may set aside out of the net profits of the Corporation such sum or sums as it may from time to time in its absolute discretion determine to be proper, whether as a reserve fund to meet contingencies or for the equalizing of dividends, or for repairing or maintaining any property of the Corporation, or for an addition to surplus, or for any corporate purposes that the Board of Directors shall think conducive to the best interest of the Corporation, subject only to such limitations as the Code of By-Laws of the Corporation may from time to time impose.
Section 12.08. Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its Directors are members or employees, or in which they are interested, or between the Corporation and any corporation, partnership or association of which one or more of its Directors are shareholders, members, directors, officers, or employees, or in which they are interested, or in which the Corporation is a member, shareholder, or otherwise interested, shall be valid for all purposes, notwithstanding the presence of such Director or Directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding his or their. participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve or ratify such contract or transaction by a vote of a majority of the disinterested Directors present, notwithstanding the fact that such majority of the disinterested Directors present may not constitute a quorum, a majority of the Board of Directors, or a majority of the Directors present at the meeting at which the contract or transaction is considered. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.
Section 12.09. Indemnification. The Corporation shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a Director, member of the Executive committee, Officer or employee of the Corporation, or of any corporation which he served as such at the request of the Corporation, against the. reasonable expenses, including attorneys’ fees, actually incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters ‘as to which it shall be finally adjudged in such action, suit or proceeding that such. Director, member of Executive Committee, Officer, or employee. is liable for negligence or willful misconduct in the performance of his corporate duties. The Corporation may also reimburse any such Director, member of the Executive Committee, Officer or employee, for any amount paid upon any judgment and the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the Directors not involved in the matter in controversy (whether or not a quorum) that it was in the interest of the Corporation that such payment or settlement be made and that .such Director, member of the Executive Committee, Officer or employee was not guilty of negligence or willful misconduct in the performance of his corporate duties.
Section 12.10. Compensation of Directors. The Board of Directors is hereby specifically authorized, in and by the Code of By-Laws of the Corporation, or by resolution duly adopted by such Board, to make provision for reasonable compensation to its members for their services as Directors, and to fix the basis and conditions upon which such compensation shall be paid. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.
Section 12.11. Direction of Purposes and Exercise of Powers by Directors. The Board of Directors, subject to any specific limitations or restrictions imposed by the Act or these Articles of Incorporation, shall direct the carrying out of the purposes and exercise the powers of the Corporation, without previous authorization or subsequent approval by the Shareholders of the Corporation.
Section 12.12. Amendments of Articles of Incorporation. The Corporation reserves the right to increase or decrease the number of its authorized shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Articles of Incorporation, or in any amendment hereto, or to add any provision to the Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of the Act or any amendment thereto, or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon Shareholders in the Articles of Incorporation or any amendment hereto are granted subject to this reservation.
IN WITNESS WHEREOF, the undersigned, being the Incorporator designated in Article 11, executes these Articles of Incorporation and certifies to the truth of the fact therein stated this 16th day of June, 1972.
/s/ Louis J. Appell, Jr.
Louis J. Appell, Jr.